SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2016

SPIRE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Linnell Circle, Billerica, Massachusetts	01821-3928
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 584-3958

One Patriots Park, Bedford, Massachusetts
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

As previously disclosed, in March 2016, Spire Corporation (the “Company”), as a result of the continued deterioration of the Company’s business and financial condition and lack of sufficient liquidity, determined to cease operations and has since moved out of its manufacturing facility. The Company continues to gauge potential business, sale or licensing opportunities, but currently believes the prospects and timing of these opportunities to be highly uncertain and/or unreliable. As such, in consultation with its financial advisor, the Company is pursuing a pro rata settlement arrangement with the Company’s unsecured creditors in order to attempt to settle its debts and avoid a potential bankruptcy filing.

The Company’s unsecured creditors hold approximately $2.24 million in unsecured claims (the “Unsecured Claims Pool”). Under the terms of the proposed settlement arrangement, the Company will offer to pay unsecured creditors approximately 23.5% of their claims against the Company in exchange for settlement of any and all claims against the Company, subject to the condition that creditors holding 80% of the Unsecured Claims Pool accept the settlement arrangement (the “Threshold”) or consent to an alternative treatment of equitable value. The exact amount to be received by an unsecured creditor will not decrease, assuming the Threshold is met, but may increase depending on the actual percentage of unsecured creditors who accept the offer and the final determination of claims that are not yet finalized but fully reserved for, such as partially secured claims whereby the collateral is being sold or valued. Funds in the amount of $529,000 are expected to be available for payment to unsecured creditors, the source of which is described below. No distributions from the funds available will be disbursed to insiders or related parties.

The Company currently possesses only a small amount of unencumbered assets, and has an unrestricted cash balance of less than $105,000, all of which is reserved for employee wage obligations, insurance and rent. The net proceeds the Company received from the January 2016 sale of its simulator business were allocated toward outstanding employee wage and health insurance claims, other insurance payments, moving, downsizing and selling costs, and creditor settlement efforts.

The funds to pay unsecured creditors under the settlement arrangement will be provided pursuant to the terms of a contingent agreement between the Company and its former CEO and Chairman, Roger G. Little. The Company has a cause of action against Mr. Little for an approximate $2.8 million deferred compensation payment made in May 2014, during a time the Company believes it may have been insolvent. The payment was made without notice to and authorization from the Company’s Board of Directors. In December 2015, when faced with severe cash constraints, the Company made a demand to Mr. Little related to this cause of action. After negotiation but without litigation, the Company and Mr. Little reached a contingent agreement as follows: (1) Mr. Little will make payments to the Company consisting of (i) a $125,000 advance, which was funded on December 21, 2015 and (ii) $650,000 for the sole purpose of paying creditors, funded if/when the Threshold is met or exceeded; (2) Mr. Little released liens on certain Company assets in connection with the Company’s sale of its simulator business; and (3) the Company and Mr. Little will grant mutual releases. Of the $650,000 to be provided by Mr. Little, $121,000 will be allocated to legal and contract completion claims, and the remainder will be available for the pro rata settlement arrangement with unsecured creditors as described above. The payment of $650,000 and the mutual releases under the contingent agreement with Mr. Little are conditioned upon creditors holding 80% of the Unsecured Claims Pool agreeing to the settlement offer as described above.

If the Company is not successful in reaching settlement with its creditors through the settlement offer, and cannot obtain other financing, the Company may be required to file for bankruptcy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2016	SPIRE CORPORATION

	By:	/s/ Rodger W. LaFavre
Rodger W. LaFavre
Chief Executive Officer and President